Exhibit 99.1

Sugarmade Executes Binding LOI to Create Dynamic New PubCo Targeting

Hospitality, Entertainment, and Multimedia Production Markets

Proposed Transaction involves $70 million in real estate holdings and the launch of new state-

of-the-art multimedia flex space brand, TheMediaBox

NEW YORK, Feb. 23, 2023 –

Sugarmade, Inc. (OTC Pink: SGMD) (“Sugarmade,” “SGMD” or the “Company”), a product and branding marketing company investing in operations and technologies with disruptive potential, is pleased to announce it has entered into a Binding Letter of Intent (the “LOI”), dated February 21, 2023, to acquire the real estate assets and businesses of Treasure Mountain Holdings, LLC (“Treasure Mountain”), and Victorville Treasure Holdings, LLC (“Victorville Treasure”).

Management believes the full resolution of this strategic process (the “Proposed Transactions”) will result in two new dynamic growth-oriented business entities: a legacy OTC company engaged in the legal cannabis marketplace and a new NASDAQ listed company involved in hospitality, entertainment, and multimedia flex-makerspace operations that holds significant real estate and other assets away from the “plant-touching” cannabis arena.

Several potential structures and scenarios for the Proposed Transactions have been identified by both parties. Following full review and input from legal counsel and advisors, the parties will select the plan that is in the best interests of shareholders and principals.

Real estate assets included in the LOI are the Hilton Garden Inn Palm Springs/Rancho Mirage and the Holiday Inn Victorville. Both are located in California and carry a combined value of $70 million.

In addition to the intrinsic value of the real estate controlled by Treasure Mountain and Victorville Treasure, to maximize space utilization and increase revenue and brand awareness at these properties, the Company will introduce TheMediaBox, a new state-of-art branded multimedia flex-makerspace concept targeting aspiring content creators.

TheMediaBox is a membership-driven multimedia production facility that offers a unique and innovative approach to flex space by providing a creative environment for individuals and groups to experiment, produce, and showcase various forms of media such as videos, music, graphics, animation and more. The space is designed for hobbyists, educators, media enthusiasts, and professionals to hone their skills, connect with others, collaborate, and create compelling content.

TheMediaBox generates revenue by collecting rent from its customers, as well as by offering value-added services such as state-of-art multimedia equipment, software, accessories, and multimedia education.

Another source of powerful synergies in this deal is CarryOutSupplies.com, a wholly-owned subsidiary of Sugarmade that is uniquely suited to provide substantial support and intrinsic value to each real estate property. CarryOutSupplies.com serves clients nationwide as a leader in paper and plastic take-out supplies, including customized products. Businesses trust and rely on CarryOutSupplies.com because it offers a wide array of high-quality products ranging from custom plastic cold cups to logo-printed food containers.

“This deal will carry multiple synergistic elements and tremendous value creation,” stated Jimmy Chan, CEO of Sugarmade. “TheMediaBox is an idea whose time has come, and this is the perfect vehicle to launch it. We are embarking on a new chapter that stands to deliver significant value to our shareholders as we expand our asset base and revenue streams and diversify our model with an eye toward a major exchange listing.”

Completion of the Proposed Transaction is subject to a number of conditions and contingencies outlined in the LOI, including but not limited to, the completion of mutually satisfactory 60-day due diligence period and execution of a definitive agreement. No assurances can be made that the parties will successfully negotiate and enter into the definitive agreement, or that the proposed transaction will be consummated on the terms or time frame currently contemplated, or at all. Any transaction would be subject to board and equity holder approval of both companies, regulatory approvals, and other customary conditions.

About Sugarmade

Sugarmade, Inc. (OTC Pink: SGMD) is a product and branding marketing company investing in operations and technologies with disruptive potential. Our brand portfolio includes CarryOutSupplies.com, SugarRush™, J Grade Farm and Lemon Glow.

For more information, please visit www.Sugarmade.com.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others, such as but not limited to; economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition, uncontrollable forces of nature and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.

Corporate Contact:

Jimmy Chan

+1-(888)-982-1628

info@Sugarmade.com